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                                                                   EXHIBIT 10.43

     Debtors' Supplement to Motion of Debtors For An Order (1) (A) Approving Certain Bid Protection and Material Change Provisions of Asset Purchase
  Agreement, Pending Court of Agreement, (B) Finding That These Provisions Have
   Been Proposed In Good Faith, And, (C) Approving Dates And Notice Procedures
    For Final Hearing As To Asset Purchase Agreement, And (2) Approving Asset
           Purchase Agreement At Final Hearing, dated December 7, 1997



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UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE
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In re:                                    Chapter 11

                                                      Case Nos.  97-
                                                      2498 through
         PHOENIX INFORMATION SYSTEMS                  97-2500 (RRM)
         CORP., et al.                    (Jointly Administered)

                    Debtors.
------------------------------------X

DEBTORS' SUPPLEMENT TO MOTION OF DEBTORS FOR AN ORDER (1) (A) APPROVING CERTAIN
   BID PROTECTION AND MATERIAL CHANGE PROVISIONS OF ASSET PURCHASE AGREEMENT, PENDING COURT APPROVAL OF AGREEMENT, (B) FINDING THAT THESE PROVISIONS HAVE BEEN PROPOSED IN GOOD FAITH, AND (C) APPROVING DATES AND NOTICE PROCEDURES FOR FINAL
    HEARING AS TO ASSET PURCHASE AGREEMENT, AND (2) APPROVING ASSET PURCHASE
                           AGREEMENT AT FINAL HEARING
--------------------------------------------------------------------------------

TO THE HONORABLE RODERICK R. MCKELVIE,
UNITED STATES DISTRICT JUDGE

         The debtors and debtors in possession herein (collectively, the "Debtors"), by and through their attorneys, LeBoeuf, Lamb, Greene & MacRae, L.L.P., and Young, Conaway, Stargatt & Taylor, hereby file this supplement to the Debtors' motion (the "Sale Motion") submitted to this Court on December 4, 1997 for an order (a) approving certain bid protection and material change provisions regarding a sale of the Debtors' assets, (b) finding that these provisions have been proposed in good faith, and (c) approving dates and notice procedures for the final hearing as to the sale of assets, and (d) ultimately approving asset purchase agreement at the final hearing, and respectfully represents as follows:


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                                  JURISDICTION

         1. This Court has core jurisdiction over these proceedings and the parties and property affected hereby pursuant to 28 U.S.C. ss.ss. 157(b) and 1334.

                                   BACKGROUND

         2. The Debtors' dire financial condition and the events leading up to their filing for relief under chapter 11 of the Bankruptcy Code are set forth in the Sale Motion and the accompanying affidavit of Peter J. Ford, the Debtors' Vice President and Chief Financial Officer ("Ford Affidavit") of December 4, 1997. The Sale Motion and the Ford Affidavit also set forth the reasons why the Debtors have determined to sell substantially all of their assets as promptly as possible in their sound business judgment and to preserve and protect the value of their estates.

         3. The purpose of this supplement to the Sale Motion is to provide this Court, in a more detailed fashion, with the Debtors' suggested notice and competitive bidding procedures with respect to the proposed sale.

         4. As set forth in the Sale Motion and the Ford Affidavit, the Debtors have made extensive, good faith prepetition efforts to identify and solicit offers from potential purchasers of their assets. Over the past year, the Debtors have approached several parties to discuss the sale of their assets, yet no serious bids resulted from such process with the exception of the proposed purchaser's bid. In addition, the Debtors and their advisors have actively, although unsuccessfully, pursued alternative forms of financing and the restructuring of their businesses. As a result, the Debtors believe that the current offer represents the highest and best prepetition offer obtainable for the assets of the Debtors.


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         5. The Debtors desire to provide wide notice of their proposed sale
(within the constraints imposed by their current financial and business condition) to ensure that (a) all creditors and equity security holders of the Debtors receive notice of the final hearing, (b) parties to executory contracts and unexpired leases that the Debtors wish to assume and assign pursuant to the sale are given proper notice of the proposed disposition of their contracts, and
(c) any higher and better offer for the Debtors' business and assets is identified.

         6. The Debtors intend to accomplish (a) above by proposing to serve copies of a notice substantially in the form annexed to this supplement to the Sale Motion (the "Sale Notice") to all the persons listed in the Debtors' respective lists of creditors and all preferred equity security holders. The Debtors cannot notice all common stockholders because the common stock of the parent Debtor which is a public company (the subsidiaries are wholly-owned) is widely held. Thus, notice to such holders would be difficult to complete, unduly burdensome and extremely expensive. The Debtors, therefore, propose publication in the Wall Street Journal and The New York Times to inform such holders of the sale.

         7. In case such creditors are not noticed in the provisions mentioned above, the Debtors also intend to serve the Sale Notice on all persons who are known to the Debtors to assert liens or other interests on assets to be sold. The United States Trustee, the Securities and Exchange Commission, any party who has filed a notice of appearance and the chair of any official committee shall also receive the notice.

         8. In addition, the Debtors have established a procedure for assumption and assignment of executory contracts and unexpired leases to be assumed pursuant to the sale of substantially all of the Debtors' assets (the "Assigned Contracts"). Ten days after the date the


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proposed Order sought by this supplement to the Sale Motion is signed, the
Debtors shall serve on each non-debtor party to an executory contract or unexpired lease notice stating: (a) that such Assigned Contract is to be assumed and assigned to the Purchaser as part of the asset sale, (b) the notice and amount of any default of the Debtors, within their knowledge, whether monetary or otherwise, under such Assigned Contract, and (c) the dollar amount believed by the Debtors to be necessary, or the other actions believed to be necessary, to cure such default ("Debtors' Notice of Assigned Contracts").

         9. Any non-Debtor party to an Assigned Contract who contests the Debtors' Notice of Assigned Contracts including, but not limited to, the nature or amount of any outstanding named defaults, within five days of the date of service of the Debtors' Notice of Assigned Contracts, shall file a statement stating such party's position concerning the nature and amount of any outstanding defaults.

         10. The procedures provided for above are designed to consensually resolve any issue with contract parties regarding the sale of the Debtors' assets by setting forth clear notice procedures. Contract parties are given ample notice and ability to respond to any issues that they may have regarding the Debtors' assumption of contracts. Because a sale of substantially all of the assets of the Debtors is the best manner for contract parties to be made whole regarding the obligations of the Debtors, the procedures set forth herein maximize recoveries for such parties while providing fair and proper notice.

         11. Finally, the Debtors have provided that, within five (5) business days of the date an order approving bidding procedures is signed, the Purchaser shall enter into a sale contract with the Debtors (the "Definitive Sale Documentation"). The Debtors have also


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provided for procedures for making higher and better offers than that of the purchaser under the proposed sale. This auction process assures maximum value for the assets of the Debtor. These procedures first include consideration of only certain types of qualified offers ("Overbids") and culminate in an open auction. The following are the Overbid requirements:

                  (i) Overbids must propose consideration having a readily ascertainable fair market value of not less than $50,000 in excess of the sum of $20,000,000 and any amounts payable to Purchaser for expenses up to $400,000, subject to adjustments no less favorable to the Debtors than those contained in the Definitive Sale Documentation, plus the assumption of the post-closing liabilities to be assumed by the Purchaser under the Definitive Sale Documentation.

                  (ii) Overbids must be in substantially the form of the Definitive Sale Documentation marked to show all changes thereto and must be on terms and conditions no less favorable to the Debtors than the terms and conditions contained in the Definitive Sale Documentation, including, but not limited to, the time of closing.

                  (iii) Overbids must be delivered to the Debtors with copies to the Purchaser not later than 4:00 p.m. on the third business day prior to the date set for the final sale hearing and must be accompanied by appropriate evidence of the bidder's financial ability to consummate such a transaction on or prior to the closing date.

                  (iv) Overbids must provide for a cash deposit at the time such Overbid is submitted of not less than 10% of the aggregate purchase price payable thereunder.


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                  (v)   With respect to subsequent Overbids (including any by
         the Purchaser), Overbids must include additional consideration of at least $50,000 over the previous bid.

         12. The proposed Order also provides that if any qualified Overbids are timely received, an auction will be conducted on the second business day following the due date for Overbids. At the auction, bidding begins with the highest and best qualifying Overbid and does not conclude until each participating bidder has had the opportunity to submit any additional Overbid with full knowledge of the existing highest bid. The proposed Order requires that the bidder provide a cash deposit of 10% of the aggregate purchase price of its offer to the Debtors immediately prior to such auction.

         13. Courts in this Circuit and this District have approved the preconfirmation sale of substantially all of a debtor's assets in the debtors' sound business judgment when there has been a showing that (i) interested parties have been provided with adequate and reasonable notice, (ii) the sale price is fair and reasonable, and (iii) the sale is in good faith. See, e.g., In re Tempo Technology Corp., 202 B.R. 363 (D. Del. 1996); In re Delaware & Hudson Railway Co., 124 B.R. 169 (D. Del. 1991). See also In re Abbotts Dairies of Pennsylvania, Inc., 788 F.2d 143, 149-50 (3d Cir. 1986) (which held that when a bankruptcy court authorizes the preconfirmation sale of assets, "it is required to make a finding with respect to the 'good faith of the purchaser;" if the purchaser acted in good faith, then an auction procedure is sufficient to sustain a finding that the purchaser paid reasonable value for the assets). Cf., In re Solar Mfg. Corp., 176 F.2d 493, 495 (3d Cir. 1949) (pre-Bankruptcy Code decision requiring showing of an emergency to justify sale. The Debtors


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submit that, even if Solar continues to apply, their compelling circumstances satisfy its requirements.). Under the circumstances of the sale proposed herein, the adequate notice, Overbid requirements and auction procedures assure that any sale to the Purchaser be made in good faith.

         14. As set forth in the attached proposed order, the Debtors seek approval of notice and bidding procedures, (i) to provide actual notice to parties in interest, including all creditors and shareholders and parties to executory contracts or unexpired leases and secured parties whose interests would be affected by the proposed sale, as well as publication notice, to afford interested parties a reasonable opportunity to make a higher and better offer for the Debtors' assets; (ii) to facilitate a serious and orderly sale process with reasonable bidding rules; and (iii) to enable the Debtors to conduct an auction, in the event of a competing bid, and to determine thereafter which bid to recommend to this Court. These procedures are modeled on procedures adopted in several other chapter 11 cases, and the Debtors believe them to be practical, reasonable and fair.


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         WHEREFORE: for reasons stated in the Sale Motion, in this supplement to the Sale Motion and at any hearing on this matter, the Debtors respectfully request that this Court enter the attached Order and grant such other and further relief as this Court deems just and proper.


Dated:   Wilmington, Delaware
            December __, 1997

                                    /s/ Brendan Linehan Shannon
                                    ------------------------------------------
                                    James L. Patton, Jr. (No. 2202)
                                    Brendan Linehan Shannon (No. 3136)
                                    Young, Conaway, Stargatt & Taylor, LLP
                                    11th & Market Streets
                                    Wilmington Trust Center
                                    Wilmington, Delaware 19801
                                    (302) 571-6600

                                                   -and-

                                    Angela J. Somers (AS-3095)
                                    Carolyn Hochstadter Dicker (CD-3987)
                                    LEBOEUF, LAMB, GREENE &
                                             MACRAE, L.L.P.
                                    125 West 55th Street
                                    New York, New York 10019-5389
                                    (212) 424-8000

                                    Co-Counsel for the Debtors and Debtors in Possession